EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF ORGANIZATION
Mercury Computer Securities Corporation	Massachusetts
Riverneck Road LLC	Delaware
199 Riverneck LLC	Delaware
191 Riverneck LLC	Delaware
Mercury Computer International Sales Corporation	Delaware
Mercury Computer Systems BV	The Netherlands
Nihon Mercury Computer Systems KK	Japan
Mercury Computer Systems SARL	France
Mercury Systems Ltd.	United Kingdom
Mercury Computer Systems Export, Incorporated	Barbados
Momentum Computer, Inc.	California
Myriad Logic, Inc.	Maryland
Mercury Computer Systems GmbH	Germany
Mercury Computer Systems SA	France
TGS Group, Inc.	California
TGS Group NV	The Netherlands
TGS Group UK	United Kingdom
Mercury Computers Systems SLT	Italy
Advanced Radio Corporation	Virginia
Mercury Medical, Inc.	Delaware
Echotek Corporation	Alabama